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                                                                 EXHIBIT (a)(ix)

                             SUNAMERICA SERIES TRUST

                     ESTABLISHMENT AND DESIGNATION OF SHARES
                             OF BENEFICIAL INTEREST

         The undersigned, being Vice President and Assistant Secretary of SunAmerica Series Trust (hereinafter referred to as the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts Business Trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 6.1 of the Declaration of Trust, dated September 11, 1992 (hereinafter, as so amended, referred to as the "Declaration of Trust"), and by the affirmative vote of the entire Board of Trustees of the Trust by Unanimous Consent dated August 15, 1998, the following is hereby authorized:

         That three series of the Trust's unissued shares of beneficial interest, without par value, are hereby established to have all the right and preferences described in the Declaration of Trust, to be designated as follows:

                           Equity Income Portfolio
                           Equity Index Portfolio
                           Small Company Value Portfolio

         The actions contained herein shall be effective on or about September 1, 1998.

                                   By:    /s/ ROBERT M. ZAKEM
                                          -------------------
                                          Robert M. Zakem

                                   Title: Vice President and Assistant Secretary
                                          SunAmerica Series Trust